Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 28, 2007 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of the provisions of Statement of Financial Accounting Standards No. 123R, Share-Based Payment, effective January 1, 2006), relating to the financial statements and financial statement schedules of PC Connection Inc. appearing in the Annual Report on Form 10-K of PC Connection Inc., for the year ended December 31, 2006.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

June 26, 2007